Exhibit 99.1
NEWS RELEASE

Public Relations:	Investor Relations:
Donna St.Germain	Gregg Lampf
(443) 327-1454	(443) 327-1532
dstgermain@safenet-inc.com	glampf@safenet-inc.com
www.safenet-inc.com	www.safenet-inc.com

SafeNet Files Form 8-K
Adjustments First Announced on February 2, 2006 to Second Quarter 2005 to be made in 10-K filing by March 16, 2006; One Material Control Weakness Identified
BALTIMORE, Maryland — March 13, 2005 — SafeNet, Inc. (NASDAQ: SFNT), setting the standard for information security, today filed a Form 8-K indicating that it will adjust its second quarter 2005 financial statements as first reported in the Company’s press release dated February 2, 2006. The Company indicated in its Form 8-K filing on February 27, 2005 that such an adjustment was not necessary but now has decided that it is appropriate to adjust second quarter 2005 results as originally reported on February 2, 2006. These adjustments will increase its previously announced GAAP net loss per diluted share from $0.15 to $0.20 for the second quarter and from $0.10 to $0.15 for the six months ended June 30, 2005. As a result, an adjustment to the reported GAAP net loss per diluted share for the nine months ended September 30, 2005 from $0.10 to $0.14 is also required.
Net income per diluted share for the fourth quarter of 2005 decreased from 0.28, as previously announced in the Company’s press release on February 2, 2006, to 0.25, primarily as a result of adjusting the carrying value of our deferred income tax assets and liabilities using the 2005 estimated effective state income tax rate and an additional adjustment to lease exit costs. For the full year 2005, net income per diluted share decreased from $0.16 to $0.12 as a result of the adjustments.
There is no material impact to non-GAAP full year results as previously reported in the Company’s February 2, 2006 press release.
In addition, SafeNet reported that in connection with management’s continuing year end assessment of internal controls over financial reporting, management had identified one material weakness pertaining to insufficient staffing and technical expertise in the Company’s accounting and financial reporting functions as set forth in the Form 8-K.

The Company has already taken steps to address the weakness identified above. The Company has hired two new accountants with “Big 4” accounting experience, and created and filled the position of Director of Recognition of Revenue. In addition, the Company is seeking to fill positions in a newly created corporate controller group to review the consolidation of and to provide a review function for financial information reported from our regional operation centers. The Company intends to hire approximately four accountants with Big 4 accounting experience, including a seasoned leader with Big 4 experience to run this group.
Anthony Caputo, SafeNet’s Chairman and CEO commented, “While we are still in the process of evaluating our internal controls, we have concluded that a material weakness existed as of December 31, 2005 and, therefore, we have already increased accounting personnel and are putting in place a plan to greatly strengthen our internal review function. Importantly, these accounting adjustments did not impact full year revenue results.”
Mr. Caputo continued, “SafeNet has delivered strong growth for years and has been recognized by Network World and Deloitte as one of the fastest growing technology companies. We view these challenges largely as growing pains which must, and will, be addressed quickly and vigorously. We are strongly committed to improvement.”
About SafeNet, Inc.
SafeNet is a global leader in information security. Founded more than 20 years ago, the Company provides complete security utilizing its encryption technologies to protect communications, intellectual property and digital identities, and offers a full spectrum of products including hardware, software, and chips. ARM, Bank of America, Cisco Systems, the Departments of Defense and Homeland Security, Adobe, Samsung, Texas Instruments, the U.S. Internal Revenue Service and scores of other customers entrust their security needs to SafeNet. For more information, visit www.safenet-inc.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
 The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Important factors that could cause actual results to differ materially are included but are not limited to those listed in SafeNet’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company assumes no obligation to update information concerning its expectations.
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Editor’s Note: SafeNet is a registered trademark of SafeNet, Inc.